SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 24, 2007 (May 18, 2007)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		No.)

Royal Center One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022

                                                     (Address of principal executive offices)                                                             (Zip Code)

Registrant’s telephone number, including area code: (678) 808-1540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2007, Tri-S Security Corporation (the “Company”) and Paragon Systems, Inc., a wholly-owned subsidiary of the Company (“Paragon”), entered into a Mediation Settlement Agreement (the “Agreement”) with Charles Keathley, Robert Luther, John Wilson and Harold Bright, the former shareholders of Paragon (the “Selling Shareholders”), with respect to all of the pending litigation among the Company, Paragon and the Selling Shareholders (collectively, the “Litigation”). Pursuant to the Agreement, the Company paid the Selling Shareholders an aggregate of $50,000 and issued to the Selling Shareholders an aggregate of 35,000 shares of the Company’s common stock (the “Common Stock”), and the Company, Paragon and the Selling Shareholders have agreed to seek to stay the Litigation for 120 days.

The Agreement provides that the settlement of the Litigation will occur no later than September 15, 2007, provided that the following closing conditions have been satisfied: (i) the Company has obtained acceptable financing for the additional $1,200,000 payment discussed below; (ii) the parties have reached agreement regarding the representation and indemnification of the Selling Shareholders in connection with the litigation concerning the Company’s initial public offering pending against the Company in the United States District Court for the Northern District of Georgia; and (iii) the courts and other venues in which the Litigation is currently pending have stayed the Litigation.

Pursuant to the Agreement, if the closing conditions discussed above are satisfied prior to September 15, 2007, then the Company, Paragon and the Selling Shareholders will execute mutual releases of all claims and obligations among them existing as of the settlement date, except for the obligations arising pursuant to the Agreement itself, and will dismiss all the Litigation with prejudice, in exchange for, among other things:

(i) payment by the Company to the Selling Shareholders of an additional $1,200,000 in cash;

(ii) issuance to the Selling Shareholders of an additional 665,000 shares of Common Stock;

(iii) termination of the Selling Shareholders’ security interest in 40% of the outstanding shares of Paragon;

(iv) reduction of the aggregate redemption value of the Company’s Series C Redeemable Preferred Stock from $6.0 million to $1.5 million, with such amount to be payable upon the earlier of five years from the settlement date or the sale of 70% or more of the Company’s assets in one or more transactions (unless the proceeds from the sale are reinvested in the Company’s business, used to retire debt or used for acquisitions or working capital purposes) and with the dividends with respect to such stock (which accrue at a rate of 5% of the redemption value per annum) to be payable quarterly;

(v) agreement by the Company not to amend the employment agreement between the Company and Ronald G. Farrell, the Company’s Chief Executive Officer, to increase or enhance the compensation or benefits payable to him thereunder during the one-year period after the settlement date;

(vi) agreement by the Company to issue to the Selling Shareholders an aggregate of 10% of the same equity securities issued to Mr. Farrell in the event Mr. Farrell is issued any equity securities during the one-year period commencing on May 18, 2007; and

(vii) a proxy granted by the Selling Shareholders to Mr. Farrell to vote all of the shares of Common Stock issued or to be issued to them pursuant to the Agreement.

The description of the Agreement contained herein is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 99.1 to this Current Report and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities and Use of Proceeds.

Pursuant to the Agreement, on May 22, 2007, the Company issued an aggregate of 35,000 shares of Common Stock to the Selling Shareholders. The shares of Common Stock were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act. The Company based such reliance upon representations made by the Selling Shareholder regarding their investment intent and sophistication, among other things.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. None.

(b)	Pro Forma Financial Information. None.

(c)	Shell Company Transactions. None.

(d)	Exhibits.

99.1 Mediation Settlement Agreement dated as of May 18, 2007 among the Company, Paragon Systems, Inc., Charles Keathley, Robert Luther, Harold Bright and John Wilson.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Ronald G. Farrell, Chief Executive Officer

Dated: May 24, 2007

EXHIBIT INDEX

99.1	Mediation Settlement Agreement dated as of May 18, 2007 among the Company, Paragon Systems, Inc., Charles Keathley, Robert Luther, Harold Bright and John Wilson.